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                                                                      Exhibit 15
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                         INDEPENDENT ACCOUNTANTS' REPORT
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To the Board of Directors and Stockholders of
Colonial Direct Financial Group, Inc.

We have reviewed the accompanying consolidated balance sheet of Colonial Direct Financial Group, Inc. and its subsidiaries (the "Company") as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three month period then ended. These financial statements are the responsibility of the management of the Company.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.


Based on our review, we are not aware of any material modifications that should be made to the accompanying March 31, 2000 consolidated financial statements for them to be in conformity with generally accepted accounting principles.


/s/ Ahearn, Jasco + Company, P.A.
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AHEARN, JASCO + COMPANY, P.A.
Certified Public Accountants

Pompano Beach, Florida
May 18, 2000